Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of XenoPort, Inc. for the registration of up to $150,000,000 of common stock and warrants to purchase common stock and to the incorporation by reference therein of our reports dated February 27, 2015, with respect to the financial statements of XenoPort, Inc. and the effectiveness of internal control over financial reporting of XenoPort, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

August 7, 2015